Exhibit 99.1

South African Supreme Court of Appeal Rules in Favor of SASSA and Net1

Johannesburg - March 27, 2013 - Net 1 UEPS Technologies, Inc. (NasdaqGS: UEPS; JSE: NT1) today announced that a full bench of the South African Supreme Court of Appeal (“Appeal Court”) unanimously ruled that the tender process followed by the South African Social Security Agency (“SASSA”) in awarding a contract to Net1’s wholly owned subsidiary Cash Paymaster Services (Proprietary) Limited (“CPS”) was valid and legal. Accordingly, the contract between SASSA and CPS to distribute social welfare grants to ten million South Africans every month for a period of five years, remains in full force and effect. The full Appeal Court judgment is available on our website at www.net1.com. The Company may issue further comment on the judgment when it has had sufficient time to study the full document.

About Net1 (www.net1.com)

We are a leading provider of alternative payment systems that leverage our Universal Electronic Payment System, or UEPS, to facilitate biometrically secure real-time electronic transaction processing to unbanked and under-banked populations of developing economies around the world in an online or offline environment. In addition to payments, UEPS can be used for banking, healthcare management, payroll, remittances, voting and identification.

We operate market-leading payment processors in South Africa, Republic of Korea and Ghana. In addition, our proprietary Mobile Virtual Card technology offers secure mobile payments and banking services in developed and emerging countries.

We have a primary listing on the Nasdaq and a secondary listing on the JSE Limited.

Forward-Looking Statements

This announcement contains forward-looking statements that involve known and unknown risks and uncertainties. A discussion of various factors that cause our actual results, levels of activity, performance or achievements to differ materially from those expressed in such forward-looking statements are included in our filings with the Securities and Exchange Commission. We undertake no obligation to revise any of these statements to reflect future events.

Investor Relations Contact:

Dhruv Chopra
Vice President of Investor Relations
Phone: +1-212-626-6675
Email: dchopra@net1.com